Exhibit (99.12)

ISSN 1718-8369

Volume 4, number 7	December 18, 2009

AS AT OCTOBER 31, 2009

Highlights for October 2009

•                  Budgetary revenue in October amounts to $4.9 billion, down $153 million compared to last year. Own-source revenue amounts to $3.6 billion while federal transfers stand at $1.3 billion.

•                  Program spending rose $25 million in October of this year compared to last year, and stands at $5.2 billion.

•                  Debt service amounts to $524 million, down $119 million compared to October 2008.

•                  A deficit of $803 million was posted, i.e. $110 million more than in October 2008.

•                  Taking the $62 million deposited in the Generations Fund into account, the monthly budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $865 million.

On the basis of the cumulative results as at October 31, 2009, the budget deficit amounts to $2.5 billion after using the $433-million stabilization reserve. As forecast in the Update on Québec’s Economic and Financial Situation of last October 27, the 2009-2010 budget deficit for the purposes of the Balanced Budget Act should amount to $4.7 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
					Financial Situation
						Forecast
	October		April to October			Growth
	2008	2009	2008-2009	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	3 853	3 591	28 532	27 354	46 869	- 4.1
Federal transfers	1 162	1 271	8 150	8 805	15 156	8.1
Total	5 015	4 862	36 682	36 159	62 025	- 1.4
BUDGETARY EXPENDITURE
Program spending	- 5 177	- 5 202	- 33 816	- 35 436	- 60 139	2.7
Debt service	- 643	- 524	- 3 924	- 3 575	- 6 154	- 5.4
Total	- 5 820	- 5 726	- 37 740	- 39 011	- 66 293	1.9
NET RESULTS OF CONSOLIDATED ENTITIES[1]	112	61	445	226	155	—
Provision for revenue shortfalls	—	—	—	—	- 300	—
DEFICIT	- 693	- 803	- 613	- 2 626	- 4 413	—
BALANCED BUDGET ACT
Generations Fund[2]	- 40	- 62	- 331	- 354	- 715	—
Stabilization reserve	—	—	—	433	433	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 733	- 865	- 944	- 2 547	- 4 695	—

1	Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

2	The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at October 31, 2009

Budgetary balance

•                  For the period from April to October, 2009, the budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $2.5 billion.

Budgetary revenue

•                  As at October 31, 2009, budgetary revenue amounts to $36.2 billion, $523 million less than as at October 31, 2008.

•                  Own-source revenue stands at $27.4 billion, $1.2 billion less than last year.

•                  Federal transfers amount to $8.8 billion, up $655 million compared to October 31, 2008.

Budgetary expenditure

•                  For the period from April to October 2009, budgetary expenditure amounts to $39.0 billion, an increase of $1.3 billion, or 3.4%, compared to last year.

•                  Program spending rose $1.6 billion, or 4.8%, and stands at $35.4 billion. The most significant changes are in the Health and Social Services ($1.1 billion), Economy and Environment ($157 million) and Support for Individuals and Families ($134 million) missions.

•                  The difference between the growth experienced until October and forecast growth for the year as a whole is attributable to exceptional items at the end of 2008-2009 that will not be repeated this year. This will slow spending growth at year end.

•                  In addition, to remain within the spending growth objective, the Chair of the Conseil du trésor has announced spending control measures.

•                  For the first seven months of the fiscal year, debt service amounts to $3.6 billion, down $349 million compared to October 2008.

Consolidated entities

•                  As at October 31, 2009, the net results of consolidated entities show a surplus of $226 million, i.e. $219 million less than last year.

•                  Revenue dedicated to the Generations Fund amounts to $354 million.

Net financial requirements

•                  Since the beginning of the year, consolidated net financial requirements stand at $7.9 billion, an increase of $6.4 billion compared to last year. The additional financial requirements reflect the current budget deficit, the increase in capital investments by establishments of the health and social services and the education networks, as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	October			April to October
	2008	2009	Changes	2008-2009	2009-2010	Changes
BUDGETARY REVENUE
Own-source revenue	3 853	3 591	- 262	28 532	27 354	- 1 178
Federal transfers	1 162	1 271	109	8 150	8 805	655
Total	5 015	4 862	- 153	36 682	36 159	- 523
BUDGETARY EXPENDITURE
Program spending	- 5 177	- 5 202	- 25	- 33 816	- 35 436	- 1 620
Debt service	- 643	- 524	119	- 3 924	- 3 575	349
Total	- 5 820	- 5 726	94	- 37 740	- 39 011	- 1 271
NET RESULTS OF CONSOLIDATED ENTITIES	112	61	- 51	445	226	- 219
DEFICIT	- 693	- 803	- 110	- 613	- 2 626	- 2 013
Consolidated non-budgetary requirements	- 396	- 1 800	- 1 404	- 902	- 5 299	- 4 397
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 1 089	- 2 603	- 1 514	- 1 515	- 7 925	- 6 410

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	October			April to October
			Changes			Changes
Revenue by source	2008	2009	%	2008-2009	2009-2010%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 325	1 046	- 21.1	10 805	10 323	- 4.5
Contributions to Health Services Fund	472	441	- 6.6	3 211	3 226	0.5
Corporate taxes	191	210	9.9	2 001	1 690	- 15.5
Consumption taxes	1 280	1 266	- 1.1	8 253	8 292	0.5
Other sources	262	160	- 38.9	1 682	1 452	- 13.7
Total own-source revenue excluding government enterprises	3 530	3 123	- 11.5	25 952	24 983	- 3.7
Revenue from government enterprises	323	468	44.9	2 580	2 371	- 8.1
Total own-source revenue	3 853	3 591	- 6.8	28 532	27 354	- 4.1
Federal transfers
Equalization	669	696	4.0	4 683	4 873	4.1
Health transfers	310	348	12.3	2 217	2 422	9.2
Transfers for post-secondary education and other social programs	104	120	15.4	759	832	9.6
Other programs	79	107	35.4	491	678	38.1
Total federal transfers	1 162	1 271	9.4	8 150	8 805	8.0
BUDGETARY REVENUE	5 015	4 862	- 3.1	36 682	36 159	- 1.4

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	October			April to October
			Changes			Changes
Expenditures by mission	2008	2009	%	2008-2009	2009-2010%
Program spending
Health and Social Services	2 387	2 553	7.0	14 876	16 010	7.6
Education and Culture	1 276	1 220	- 4.4	8 964	9 092	1.4
Economy and Environment	692	563	- 18.6	4 231	4 388	3.7
Support for Individuals and Families	440	470	6.8	3 159	3 293	4.2
Administration and Justice	382	396	3.7	2 586	2 653	2.6
Total program spending	5 177	5 202	0.5	33 816	35 436	4.8
Debt service	643	524	- 18.5	3 924	3 575	- 8.9
BUDGETARY EXPENDITURE	5 820	5 726	- 1.6	37 740	39 011	3.4

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.